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DOLLAR GENERAL REPORTS JUNE SAME-STORE SALES UP 2.5%

GOODLETTSVILLE, Tenn. – July 6, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the June five-week period ended June 30, 2006, equaled $876.7 million compared with $808.4 million last year, an increase of 8.5 percent. For the June period, same-store sales increased 2.5 percent compared to an increase of 4.5 percent in the five-week period ended July 1, 2005. The sales increase for the period was attributable to strong sales increases in the categories of food, seasonal merchandise (driven by hardware and sundries), paper products, home cleaning products and pet supplies. Same-store sales decreased in the categories of home products and apparel.

For the nine-week period ended June 30, 2006, Dollar General total retail sales increased 7.9 percent to $1.6 billion from $1.4 billion for the nine-week period ended July 1, 2005. Same-store sales for the 2006 nine-week period increased 2.0 percent.

For the 22-week period ended June 30, 2006, Dollar General total retail sales increased 8.0 percent to $3.7 billion from $3.4 billion for the 22-week period ended July 1, 2005. Same-store sales for the 2006 22-week period increased 1.7 percent.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,133 neighborhood stores as of June 30, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

The 2006 sales numbers are preliminary and unaudited.  In addition, please note that the five-week June 2006 period discussed in this release is based on the five-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company’s fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company’s sales reported for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

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